Creation and Designation of
Additional Series of Shares of Beneficial Interest of
American Beacon Funds

Pursuant to Article III, Section 1 of the Amended and Restated Declaration of Trust of the American Beacon Funds (the “Trust”) dated March 4, 2015 (“Trust Instrument”), the American Beacon SSI Alternative Income Fund (the “Fund”), a new series of the Trust, was created by a resolution of the Trust’s Board of Trustees (“Board”) on August 22, 2018.

The Fund and its shares of beneficial interest (“Shares”) are designated as follows:

1.
The initial classes of Shares of the Fund are designated as Institutional Class Shares, Investor Class Shares and Y Class Shares.  Each class of Shares has the same rights and obligations, except as provided in the Trust Instrument, the Fund’s Registration Statement on Form N-1A (“Registration Statement”) or by resolution adopted by the Board.  The Fund’s Shares shall be offered for sale and redeemed on the terms set forth in the Trust’s Registration Statement.

2.	All rights and preferences of the Fund and the Shares are as set forth in the Trust Instrument dated March 4, 2015 and the Amended and Restated Bylaws of the Trust dated February 18, 2014.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 5th day of March, 2019.

Gilbert G. Alvarado

Joseph B. Armes

Gerard J. Arpey

Brenda A. Cline

Eugene J. Duffy

Alan D. Feld

Claudia A. Holz

Douglas A. Lindgren

Richard A. Massman

Barbara J. McKenna

R. Gerald Turner